                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                          Columbia Laboratories, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                           COLUMBIA LABORATORIES, INC.
                             354 EISENHOWER PARKWAY
                          LIVINGSTON, NEW JERSEY 07039

                   ------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 15, 2003

                   ------------------------------------------

To the Stockholders of Columbia Laboratories, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Columbia Laboratories, Inc. (the "Company") will be held at the Westminster Hotel, 550 West Mount Pleasant Avenue, Livingston, New Jersey, 07039, at 10:00 a.m., on May 15, 2003, for the following purposes:

     1. To elect seven directors who will serve as the Board of Directors of the Company until the next annual meeting of shareholders and the election of their qualified successors.

     2. To ratify the selection of Goldstein Golub Kessler LLP as independent auditors for the current year.

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on April 1, 2003, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof.

                                           By Order of the Board of Directors

                                           /s/ Michael McGrane

                                           Michael McGrane
April 14, 2003                             Secretary


     IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                           COLUMBIA LABORATORIES, INC.
                             354 EISENHOWER PARKWAY
                          LIVINGSTON, NEW JERSEY 07039

                   ------------------------------------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 15, 2003

                   ------------------------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Columbia Laboratories, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 15, 2003, at the Westminster Hotel, 550 West Mount Pleasant Avenue, Livingston, New Jersey, 07039, at 10:00 a.m., and at any and all adjournments thereof ("Annual Meeting") for the purposes listed in the preceding Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying proxy card are being distributed on or about April 14, 2003, to holders of the Company's Common and Preferred Stock entitled to vote at the Annual Meeting. The mailing address of the Company's principal office is 354 Eisenhower Parkway, Livingston, New Jersey 07039.

     A stockholder giving a proxy has the power to revoke it at any time before it is exercised at the Annual Meeting by filing with the Secretary of the Company an instrument revoking it, by delivering a duly executed proxy card bearing a later date, or by appearing at the meeting and voting in person. Shares represented by properly executed proxies will be voted as specified by the stockholder. Unless the stockholder specifies otherwise, such proxies will be voted FOR the election of directors nominated in this Proxy Statement, FOR the selection of Goldstein Golub Kessler LLP as independent auditors for the current year, and, in the proxy holders' discretion FOR or AGAINST such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     In the event that a quorum is present or represented by proxy at the Annual Meeting, but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the votes cast. The persons named as proxies will vote those proxies which they are entitled to vote FOR any such proposal in favor of such an adjournment.

     The cost of solicitation of proxies, including expenses in connection with the preparation and mailing of this Proxy Statement, will be borne by the Company. The Company has retained Georgeson Shareholder Communications, Inc. ("Georgeson") to aid in the solicitation of proxies. For their services Georgeson will receive a fee estimated at $6,500, plus reimbursement of reasonable out-of-pocket expenses. The Company does not otherwise expect to pay any compensation for the solicitation of proxies, but will reimburse brokers and nominees for their reasonable expenses for sending proxy material to principals and obtaining their proxies. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone or by other means of communication.

                                VOTING SECURITIES

     Only holders of the Company's Common Stock, par value $.01 per share (the "Common Stock") and Series B Convertible Preferred Stock (the "Series B Preferred Stock"), of record as of the close of business on April 1, 2003, are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. Each share of Series B Preferred Stock is entitled to 20.57 votes (which is the number of shares of Common Stock into which each share of Series B Preferred is convertible). The Series C Convertible Preferred Stock has no voting rights. As of the record date, there were 35,453,722 shares of Common Stock outstanding and 1,130 shares of Series B Preferred Stock outstanding having voting power equal to 23,244 shares of Common Stock. The holders of a majority of the outstanding shares of Common Stock and shares of Common Stock into which the Series B Preferred Stock is convertible (collectively, the "Shares") shall constitute a quorum.

     A majority of the votes cast by holders of the Shares is required for approval of the proposals, except with respect to the election of directors in which case a plurality of the votes cast is required to elect a director. Abstentions will have the effect of a vote against a proposal. Broker non-votes will have no effect on the vote.

     On April 1, 2003, the last reported sale price of the Company's Common Stock on the American Stock Exchange was $4.17.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     At the meeting, seven directors will be elected by the stockholders to serve until the next annual meeting of stockholders or until their successors are elected and qualified. The accompanying form of proxy, when properly executed and returned to the Company, will be voted FOR the election as directors of the seven persons named below, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement. Management has no reason to believe that any of the nominees is unable or unwilling to serve, if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

     The Board of Directors held nine meetings during the year ended December 31, 2002.

     The Board of Directors also had four standing committees, as described below.

     The Audit Committee, consisting of Jean Carvais, M.D., Max Link, Ph.D., Selwyn P. Oskowitz, M.D., and Robert C. Strauss, met four times during the year ended December 31, 2002. The Audit Committee's primary duties and responsibilities are to: (i) serve as an independent and objective party to monitor the Company's financial reporting process, including the review of the financial reports and other financial information provided by the Company to governmental or regulatory bodies, the public or other users, and internal control systems (including any significant deficiencies and significant changes in internal controls reported to the audit committee by the outside auditor or management); (ii) review earnings press releases, (iii) review and appraise the audit efforts of the Company's independent accountants; (iv) provide an open avenue of communication among the independent accountants and financial and senior management; and (v) recommend to the Board of Directors the engagement of independent certified public accountants. The Audit Committee acts pursuant to the Audit Committee Charter adopted by the Board of Directors, effective as of June 9, 2000. Each of the members of the Audit Committee qualifies as an "independent" director under the current American Stock Exchange listing standards.

     The Compensation and Benefits Committee, consisting of Selwyn P. Oskowitz, M.D., Denis M. O'Donnell, M.D., and Robert C. Strauss met three times during the year ended December 31, 2002. The Compensation/and Benefits Committee is responsible for determining the salaries of senior executives and the granting of options to purchase shares of Common Stock to the Company's employees, directors and consultants.

     The Scientific Committee, consisting of Jean Carvais, M.D., Max Link, Ph. D., Selwyn P. Osklowitz, M.D., Denis M. O'Donnell, M.D., and Robert C. Strauss met three times during the year ended December 31, 2002. The Scientific Committee is responsible for reviewing and advising Company management on the Company's research and development program.

     The Nominating Committee, consisting of Jean Carvais, M.D., Max Link, Ph.D. and Denis M. O'Donnell, M.D., met once during the year ended December 31, 2002. The Nominating Committee is responsible for establishing criteria for Board membership, coordinating the evaluation of incumbent Board members, identifying individuals qualified to become Board members, and recommending director nominees for each Board committee.

     Each of the directors of the Company participated in 75% or more of the meetings of the Board of Directors and Committees on which he served during the year ended December 31, 2002.

COMPENSATION OF DIRECTORS

     Directors who are employed by the Company do not receive any additional compensation for serving on the Board of Directors. The following table provides information with respect to the Company's compensation and reimbursement practices during 2002, for non-employee directors:


     Director Retainer                                                           $ 6,000

     Committee Retainer                                                          $ 1,000

     Stock Options Granted at Fair Market Value Upon Election at Annual           10,000
     Meeting

     Stock Options Granted per Committee at Fair Market Value upon Election        1,000
     at Annual Meeting

     Reimbursement for Expenses Attendant to Board Membership                        Yes

IDENTIFICATION OF NOMINEES FOR THE BOARD OF DIRECTORS

     JAMES J. APOSTOLAKIS (Age 60) has been a director and Vice Chairman of the Company's Board of Directors since January 1999 and President from January 2000 to April 14, 2001. Mr. Apostolakis has been a Managing Director at Poseidon Capital Corporation, an investment banking firm, since February of 1998. Mr. Apostolakis has also served as President of Lexington Shipping & Trading Corporation, a company engaged in shipping operations, since 1973. From 1989 until 1992, Mr. Apostolakis served as a director on the Board of Directors of Grow Group, a paint and specialty chemicals company. From 1982 to 1988, he served as a director for Macmillan, Inc., a publishing and information services company. Mr. Apostolakis currently serves as a director of Organogenesis, Inc. Mr. Apostolakis received an A.B. in Economics from the University of Pennsylvania in 1962 and an LL.B from Harvard University Law School in 1965.

     JEAN CARVAIS, M.D. (Age 75) has been a director of the Company since October 1996. Since 1984, Dr. Carvais has been an independent consultant in the pharmaceutical industry. Prior to that time, Dr. Carvais was President of The Research Institute of Roger Bellon, S.A., now a division of Rhone-Poulenc Rorer. As such, he was involved in the development of a line of anti-cancer drugs, including Bleomycin and Adriamycin, as well as a new line of antibiotics and quinolones. Following the acquisition of Roger Bellon, S.A., Dr. Carvais became a member of Rhone-Poulenc's central research committee that directed the company's worldwide research and development activities.

     MAX LINK, PH.D. (Age 63) has been a director of the company since 2001. Dr. Link has held a number of executive positions with pharmaceutical and healthcare companies. Dr. Link has served as chairman of Sulzer Medica Ltd. since April 2001. Dr. Link served as chief executive officer of Corange Ltd. from May 1993 until June 1994. Prior to joining Corange, Dr. Link served in a number of positions with Sandoz Pharma AG, including chief executive officer from 1987 to April 1992, and chairman from April 1992 until May 1993. Dr. Link is also a director of Access Pharmaceuticals, Inc., Alexion Pharmaceuticals, Inc., Cell Therapeutics, Inc., Celsion Corporation, CytRx Corporation, Discovery Laboratories, Inc., Human Genome Sciences, Inc., Osiris Therapeutics, Inc. and Protein Design Labs, Inc. Dr Link received his Ph.D. in economics from the University of St. Gallen.

     DENIS M. O'DONNELL, M.D. (Age 49) has been a director of the Company since January 1999. Dr. O'Donnell has been a Managing Director at Seaside Advisors LLC, a small cap investment fund, since 1997. From 1995 to 1997, Dr. O'Donnell served as President of Novavax, Inc., a pharmaceutical and drug delivery company. From 1991 to 1995, he was Vice President of IGI, Inc., a company engaged in the marketing of human and animal pharmaceuticals. Currently, Dr. O'Donnell serves on the Board of Directors and the audit committees of both Novavax, Inc. and ELXSI, Inc., a restaurant and water inspection services company, and also serves on the Board of Directors of Ampersand Medical Corporation, a medical diagnostics company.

     SELWYN P. OSKOWITZ, M.D. (Age 57) has been a director of the Company since January 1999. Dr. Oskowitz has been an assistant professor of obstetrics, gynecology and reproductive biology at Harvard Medical School since 1993. He is a reproductive endocrinologist at and Director of Boston IVF, a fertility clinic with which he has been associated since 1986. Dr. Oskowitz is also a former President of the Boston Fertility Society.

     ROBERT C. STRAUSS (Age 61) has been a director of the Company since January 1997. Mr. Strauss is President, Chief Executive Officer and Chairman of Noven Pharmaceuticals, Inc. Noven is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Prior to joining Noven, Mr. Strauss served as President, Chief Executive Officer and Chairman of Cordis Corporation, a medical device company based in Miami, Florida, which was acquired by Johnson & Johnson in February 1996. After leaving Cordis, Mr. Strauss served as President and Chief Operating Officer of IVAX Corporation. Mr. Strauss presently serves as a director of CardioGenesis Corporation, a medical device company, Percardia, Inc. a medical device company, and TissueLink Medical, Inc. a surgical devices and procedures company. Mr. Strauss also serves on the Board of Trustees of the University of Miami and as a Director of the United Way of Miami-Dade County.

     G. FREDERICK WILKINSON (Age 47) has been a director of the Company since 2001 and its President and Chief Executive Officer since April 15, 2001. Prior to joining the Company, he served as Chief Operating Officer and Senior Vice President, Sales and Marketing of Watson Pharmaceuticals, Inc. from June 1999. Previously, Mr. Wilkinson was Vice President of Watson Pharmaceuticals, Inc. from July 1997, and Executive Vice President - Sales and Marketing of Watson Laboratories, Inc. from July 1996. Prior to his employment at

Watson, Mr. Wilkinson was the President and General Manager of Creighton Pharmaceuticals, a wholly owned subsidiary of Sandoz Pharmaceuticals, Inc. from 1994 to 1996. Prior to that, he held various marketing management positions at Sandoz from 1980. Mr. Wilkinson received his M.B.A. from Capital University in 1984 and his B.S. in Pharmacy from Ohio Northern University in 1979.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE NOMINEES.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     Set forth below is certain information as of April 1, 2003, with respect to the beneficial ownership of Common Stock by (i) each person who to the knowledge of the Company is the beneficial owner of more than 5% of the outstanding shares of such stock; (ii) each director or nominee for the Board of Directors; (iii) each of the executive officers named in the Summary Compensation Table under the caption "Executive Compensation" and (iv) by all executive officers, directors and nominees of the Company as a group.


Name and Address of                                                            Shares, Nature of Interest
Beneficial Owner                                                         and Percentage of Equity Securities(1)
----------------                                                         --------------------------------------

William J. Bologna (2) (5)                                                           3,128,310  8.5%
James J. Apostolakis (3) (5)                                                         1,688,078  4.7%
Jean Carvais (4) (5)                                                                   110,000  *
Howard L. Levine (4) (5)                                                               325,000  *
Max Link (4) (5)                                                                        35,000  *
Robert S. Mills (4) (5)                                                                 62,500  *
Michael McGrane (4) (5)                                                                 57,750  *
Denis M. O'Donnell (4) (5)                                                              84,000  *
Selwyn P. Oskowitz (4) (5)                                                              82,000  *
Robert C. Strauss (4) (5)                                                              115,000  *
G. Frederick Wilkinson (4) (5)                                                         532,500   1.5%
Executive officers, directors and nominees as a group (13  people)                   6,301,588  16.2%

-----------------------------------

*    Represents less than 1 percent.

(1) Includes shares issuable upon exercise of both options and warrants which are currently exercisable or which may be acquired within 60 days and shares issuable upon conversion of the Series B and Series C Preferred Stock

(2) Includes 20,570 shares issuable upon conversion of 1,000 shares of Series B Preferred Stock and 71,428 shares issuable upon conversion of 250 shares of Series C Preferred Stock. Includes 1,298,750 shares issuable upon exercise of options and warrants, which are currently exercisable or which may be acquired within 60 days. Includes 498,062 shares beneficially owned by Mr. Bologna's spouse.

(3) Includes 71,428 shares issuable upon conversion of 250 shares of Series C Preferred Stock. Includes 668,750 shares issuable upon exercise of options and warrants which are currently exercisable or which may be acquired within 60 days.

(4) Includes shares issuable upon exercise of options or warrants which are currently exercisable or which may be acquired within 60 days, to purchase
     (i) 110,000 shares with respect to Dr. Carvais, (ii) 325,000 shares with respect to Dr. Levine, (iii) 25,000 shares with respect to Dr. Link, (iv) 62,500 shares with respect to Mr. Mills, (v) 43,750 shares with respect to Mr. McGrane, (vi) 84,000 shares with respect to Dr. O'Donnell, (vii) 82,000 shares with respect to Dr. Oskowitz, (viii) 114,000 shares with respect to Mr. Strauss, and (ix) 462,500 shares with respect to Mr. Wilkinson.

(5) Address: Columbia Laboratories, Inc., 354 Eisenhower Parkway, Livingston, NJ 07039

     As of April 1, 2003, the Company knows of no persons other than those shown above who beneficially own or exercise voting or dispositive control over 5% or more of the Company's outstanding Common Stock.

                          EXECUTIVE COMPENSATION

     The tables, graph and descriptive information set forth below are intended to comply with the Securities and Exchange Commission compensation disclosure requirements applicable to, among other reports and filings, annual reports on Form 10-K.

The following table sets forth information with respect to the compensation of the Company's Chief Executive Officer ("CEO") and each of the four other most highly compensated current executive officers of the Company in 2002, 2001 and 2000:

                              Annual Compensation Long-Term Compensation
                              ------------------------------------------

                                                                Securities Underlying     All other
       Name & Principal Position         Year        Salary      Options and Warrants   Compensations
     --------------------------------------------------------------------------------  --------------
              G. Frederick Wilkinson     2002       $450,000                100,000     $         -
                President and CEO(1)     2001        318,750                900,000               -
                                            -              -                      -               -

                  William J. Bologna     2002        400,000                      -               -
               Chairman of the Board     2001        400,000                      -               -
           and Chief Science Officer     2000        400,000                100,000               -

                    Howard L. Levine     2002        250,000                      -               -
                     Vice President-     2001        250,000                      -               -
        Research and Development (2)     2000        250,000                 40,000               -

                     Robert S. Mills     2002        225,000                 25,000               -
              Senior Vice President-     2001        132,813                125,000               -
                      Operations (3)        -              -                      -               -

                     Michael McGrane     2002        225,000                175,000               -
             Vice President, General        -              -                      -               -
          Counsel, and Secretary (4)        -              -                      -               -

(1) Mr. Wilkinson was elected President and Chief Executive Officer as of April 15, 2001.
(2) Dr. Levine resigned from the position of Vice President of Research and Development as of February 7, 2003, and is now a consultant to the Company.
(3) Mr. Mills was elected Senior Vice President, Operations as of May 30, 2001.
(4) Mr. McGrane was elected Vice President, General Counsel, and Secretary as of January 2, 2002.

                                                OPTIONS AND WARRANTS GRANTED DURING 2002

                                                           OPTIONS AND WARRANTS
                                                            GRANTED DURING 2002

                           Number of Securities     % of Total Options                                    Grant
                            Underlying Options          and Warrants       Exercise                        Date
                               and Warrants              Granted to          Price       Expiration      Present
Name                             Granted              Employees in 2002    ($/Share)         Date        Value(1)
-----------------------   ---------------------      ------------------     --------     -----------   -----------

G.Frederick Wilkinson                   100,000  (2)         15.9%            $3.68        1/18/12       $163,258

William J. Bologna                            -

Howard L. Levine                              -

Robert S. Mills                          25,000  (2)          4.0%             3.68        1/18/12         40,814

Michael McGrane                         125,000  (2)         19.9%             3.44         1/2/12        196,564
                                         50,000  (3)          8.0%             5.94         1/2/12         14,436

(1) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: (i) an exercise price equal to the fair market value of the underlying stock on the date of grant, (ii) an option term of four years, (iii) an interest rate of 5% in 2002 that represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the expected option term, (iv) volatility of 57.8% for 2002 and (v) no annualized dividends paid with respect to a share of Common Stock at the date of grant. The ultimate values of the options will depend on the future price of the Company's Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's Common Stock over the exercise price on the date the option is exercised.

(2) Options granted pursuant to the Columbia Laboratories, Inc., 1996 Long-Term Performance Plan at the Fair Market Value of the Company's Common stock on the date of grant and vest ratably over a four-year period.

(3) Options granted pursuant to the Columbia Laboratories, Inc., 1996 Long-Term Performance Plan at the Fair Market Value of the Company's Common stock on the date of grant plus $2.50 and vest ratably over a four-year period.

                         AGGREGATED OPTION AND WARRANT EXERCISES DURING 2002 AND FISAL YEAR END OPTION VALUES


                                                                 Number of Securities               Value of Unexercised
                                                                Underlying Unexercised              In-the-Money Options
                                                                 Options and Warrants                  and Warrants at
                                                                 at December 31, 2002                 December 31, 2002
                             Shares Acquired     Value    --------------------------------------------------------------------
                   Name        on Exercise      Realized    Exercisable        Unexercisable    Exercisable    Unexercisable
------------------------------------------------------------------------------------------------------------------------------

 G. Frederick Wilkinson                    -        $-         225,000             775,000               $-              $-

     William J. Bologna                    -         -       1,298,750                   -                -               -

       Howard L. Levine                    -         -         325,000                   -                -               -

        Robert S. Mills                    -         -          31,250             118,750                -               -

        Michael McGrane                    -         -               -             175,000                -               -

EMPLOYMENT AGREEMENT

     In March 2001, the Company entered into a three-year employment agreement with G. Frederick Wilkinson to serve as President and Chief Executive Officer of the Company. Pursuant to his employment agreement, Mr. Wilkinson is entitled to a base salary of $450,000 per year plus a minimum ten percent bonus. Additionally, Mr. Wilkinson was granted options to purchase 500,000 shares of the Company's Common Stock at an exercise price of $5.85 per share and warrants to purchase 350,000 shares of the Company's Common Stock at an exercise price of $8.35 per share. Mr. Wilkinson was granted options to purchase an additional 50,000 shares in June 2001, at an exercise price of $6.75. The options and warrants vest ratably over a four-year period. The option price was based on the Fair Market Value of the Company's Common Stock on the date of grant and the warrant price was based on the Fair Market Value plus $2.50. Mr. Wilkinson was granted options and warrants to purchase a total of 900,000 shares of the Company's Common Stock in 2001. Mr. Wilkinson was granted options to purchase 100,000 shares of the Company's Common Stock at an exercise price of $3.68 per share in January 2002.

     The Company has no other employment agreements.

COMPENSATION PURSUANT TO PLANS

     STOCK OPTION PLANS. The Company has one stock option plan under which options may currently be granted, the 1996 Long-term Performance Plan. As of December 31, 2002, stock options remain outstanding that were granted under the 1988 Stock Option Plan, as amended. The persons eligible to receive options, the number of options authorized and outstanding, and the number of options granted during the preceding fiscal year under each plan are as follows:

                                                                                         # OPTIONS
                                                         # OPTIONS         # OPTIONS     GRANTED IN
     NAME OF PLAN             PERSONS ELIGIBLE           AUTHORIZED       OUTSTANDING       2002
1988 Stock Option Plan    Employees, directors and       5,000,000         2,145,643              0
                          consultants
1996 Long-term            Employees, directors and       6,000,000         4,638,500        820,400
Performance Plan (1)      consultants

(1) Any unexercised options that expire or terminate in accordance with the plan become available again for issuance under the plan, except that shares cannot be reissued upon the expiration of the plan.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information about shares of Company common stock that may issue upon exercise of options, warrants and rights under our existing equity compensation plans. All information is provided as of December 31, 2002.

                                                                                                   NUMBER OF SECURITIES
                                                                            WEIGHTED-AVERAGE      REMAINING AVAILABLE FOR
                                               NUMBER OF SECURITIES         EXERCISE PRICE OF     FUTURE ISSUANCE UNDER
                                                 TO BE ISSUED UPON             OUTSTANDING         EQUITY COMPENSATION
                                                    EXERCISE OF                  OPTIONS,            PLANS (EXCLUDING
                                               OUTSTANDING OPTIONS,             WARRANTS          SECURITIES REFLECTED IN
             PLAN CATEGORY                      WARRANTS AND RIGHTS            AND RIGHTS               COLUMN (A))
                                                        (a)                       (b)                       (c)
Equity compensation plans approved by the
security holders                                     6,784,143                 $    8.23                 1,243,000

Total                                                6,784,143                 $    8.23                 1,243,000

     The equity compensation plans approved by the stockholders are the 1996 Long-term Performance Plan and the 1988 Stock Option Plan, as amended. These plans are described in more detail in Note 5 in the notes to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2002, a copy of which has been mailed to stockholders along with this proxy statement.

COMPENSATION AND BENEFITS COMMITTEE REPORT

     The principal elements of the Company's executive compensation program include base salary, annual incentive compensation and long-term incentive compensation. Historically, as a result of the size and development stage of the Company, the Company's compensation policies and practices have been informal and subjective and have not been tied to the Company's financial performance.

     Under the supervision of the Compensation and Benefits Committee, the Company is continuing to develop compensation policies and programs which seek to align closely the financial interests of the Company's senior management with those of the Company and its stockholders, as well as to retain, motivate and reward talented executives who are essential to the Company's long term success within a highly competitive industry. In this regard, the Compensation and Benefits Committee has from time to time engaged outside consultants to help it analyze competitive compensation levels paid to senior executives and the appropriateness of granting stock options and warrants in lieu of other benefits (i.e., cash, pension, profit sharing, etc.). Based upon the recommendation of these consultants and upon its own internal discussion and review, the Compensation and Benefits Committee has established a compensation program which is designed to provide executives with base salaries competitive with comparable companies in the pharmaceutical industry, as well as incentive based compensation to be awarded upon the achievement of strategic and financial goals of the Company. The Compensation and Benefits Committee reviews periodically compensation criteria to ensure that they are consistent with the Company's ultimate objective of enhancing stockholder value.

     BASE SALARY. The base salary of Mr. Bologna was based on an employment contract that was in effect through the end of 2001. Mr. Wilkinson's base salary is based on a three-year employment agreement negotiated in 2001. Salaries of other executive officers are determined by evaluating the responsibilities of the position and the experience and performance of the individual and comparing base salaries for comparable positions at peer group companies.

     ANNUAL INCENTIVE COMPENSATION. During 1993, the Company's stockholders approved an Incentive Compensation Plan covering all employees pursuant to which the Company could award an aggregate of 5% of the Company's pretax earnings for any year to designated Company employees. The Board of Directors terminated the 1993 Plan in November, 2002, and adopted the Columbia Laboratories Incentive Plan under which each employee has an incentive target that relates to the employee's position level and is expressed as a percentage of base salary. A target incentive pool is established annually by the Compensation Committee of the Board of Directors and is generally the sum of the target incentive award opportunities for all Plan participants. Each year the number of units in the actual incentive pool available for distribution is a function of Company performance against pre-determined objectives. The total number of units in the pool may be more or less than the target incentive pool based on Company performance. Individual awards will take into account performance against individual objectives and within the context of the overall annual incentive pool available for awards. The Plan is managed by the Compensation Committee of the Board of Directors. The Committee has full power and discretion to interpret and administer the Plan.

     LONG-TERM PERFORMANCE COMPENSATION. Under the 1996 Long-term Performance Plan the Committee grants stock options to senior management and other employees. The amount of the grants are based on individual performance, including managerial effectiveness, initiative, teamwork and quality control, and are at such amounts as reflect what the Committee believes are necessary to attract, retain and motivate senior management and other key employees and historically have not been tied to the Company's financial performance. Through the grant of stock options or warrants, the objective of aligning senior management's long-range interests with those of the Company and its stockholders are met by providing the executive officers with the opportunity to continue to build a meaningful stake in the Company.

     In January, 2002, Mr. Wilkinson and Mr. Mills were granted options to purchase 100,000 and 25,000 shares, respectively, of Common Stock at $3.68 per share, and Mr. McGrane upon joining the Company was granted options to purchase 125,000 and 50,000 shares of Common Stock at $3.44 and $5.94 per share, respectively.

SECTION 162(m). With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year. The Company believes that options granted pursuant to the 1988 Stock Option Plan should qualify for a special transition rule which exempts from the deduction limitations of Section 162(m) compensation paid under certain previously approved plans. One such exception (the "Exemption") applies to certain performance-based compensation provided that such compensation shall be approved by stockholders in a separate vote and that certain other requirements are met. The Company believes that Stock Options and SARs as well as Restricted Stock awards that constitute Performance Based Awards granted under the 1996 Long-term Performance Plan qualify for the Exemption.

     CHIEF EXECUTIVE OFFICER COMPENSATION. The salary and stock option and warrant grants for Mr. Wilkinson were based on negotiations at the time of recruitment and taking into consideration total compensation for comparable positions among companies in the Company's industry or in industries which employ individuals of similar education and background, salaries of and stock option grants to the other executive officers of the Company, and his experience, reputation in the industry and expected contributions to the Company.

                             COMPENSATION AND BENEFITS COMMITTEE
                             Denis M. O'Donnell, M.D., Selwyn P. Oskowitz, M.D., and Robert C. Strauss, Chairman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation and Benefits Committee serving at any time during 2002, were Jean Carvais, John W. Gildea, Selwyn Oskowitz, M.D., Denis M. O'Donnell, M.D., and Robert C. Strauss. There were no interlocks during 2002 between any member of the Compensation and Benefits Committee and any other company.

AUDIT COMMITTEE REPORT

     The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2002. The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors.

     The Company's management has the primary responsibility for the preparation, presentation and integrity of the Company's financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company's Annual Report on Form 10-K with the Company's management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed the Company's audited financial statements with the independent auditors, Goldstein Golub Kessler LLP, who are responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States, including a discussion of their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.

     The Audit Committee discussed with Goldstein Golub Kessler LLP, the Company's independent accountants, the matters required to be discussed by SAS 61, as amended by SAS 90 (Audit Committee

Communications), (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company's financial statements. The Audit Committee also received written disclosures and the letter from Goldstein Golub Kessler LLP required by Independence Standards Board Standard No. 1, which relates to the accountant's independence from the Company and its related entities, and discussed with Goldstein Golub Kessler LLP their independence from the Company. The Audit Committee met with the independent auditors, Goldstein Golub Kessler LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

                                 AUDIT COMMITTEE
                                 Jean Carvais, M.D., Max Link, Ph.D., Selwyn P. Oskowitz, M.D., and Robert C. Strauss, Chairman


THE INFORMATION CONTAINED IN THE FOREGOING REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE IN SUCH FILING.


                           Independent Auditors' Fees

The following table sets forth the aggregate fees billed to the Company for the fiscal year ended December 31, 2002 by the Company's independent auditors, Goldstein Golub Kessler LLP:


Audit Fees                              $73,000

Financial Information Systems
Design and Implementation Fees          $     0

All Other Fees                          $     0

Goldstein Golub Kessler LLP (the `Firm') has a continuing relationship with American Express Tax and Business Services Inc. (TBS) from which it leases auditing staff who are full time, permanent employees of TBS and through which its partners provide non-audit services. As a result of this arrangement, the Firm has no full time employees and, therefore, none of the audit services performed were provided by permanent full-time employees of the Firm. The Firm manages and supervises the audit and audit staff, and is exclusively responsible for the opinion rendered in connection with it examination.

                     COMPARATIVE PERFORMANCE BY THE COMPANY

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
       COLUMBIA LABORATORIES, INC., RUSSELL 2000 INDEX AND VALUE LINE DRUG
                       INDEX (PERFORMANCE RESULTS THROUGH
                                    12/31/02)

     The Securities and Exchange Commission requires the Company to present a performance graph comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return of (i) a broad equity market index, and (ii) a published index or peer group. The following graph compares the Common Stock with (i) the Russell 2000 Index, and (ii) a group of public pharmaceutical companies, and assumes an investment of $100 on December 31, 1997 in each of the Common Stock, the stocks comprising the Russell Index and the stocks of the pharmaceutical companies.

(1) The total return for each of the Company's Common Stock, the Russell 2000 Index and the pharmaceutical companies assumes the reinvestment of dividends, although dividends have not been declared on the Company's Common Stock.

(2) The pharmaceutical companies include: Abgenix, Albany Molecular, Andrx Group, Aventis, Barr Labs, Biovail Corp., Bristol-Myers Squibb, Celgene, Ceplalon, Inc., Chiron Corp., Covance, Inc., Enzon, Forest Labs, Genzyme General, Gilead Sciences, GlaxoSmithKline plc, ICN Pharmaceuticals, IDEC Pharmaceuticals, Imclone Systems, Inc., IVAX Corp., King Pharmaceuticals, Lilly(Eli) & Co., Medarex, Inc., Medicis Pharmaceutical, MedImmune Inc., Merck & Co., Mylan Labs, Nektar Therapeutics, Neurocine Biosciences, Novartis AG, Novo Nordisk, PAREXEL International, Perrigo Co., Pfizer Inc., Pharmaceutical Product Development, Pharmacia Corp., Protein Design Labs, Quintiles Transnational, Schering-Plough, Sepracor, Inc., SICOR Inc., Tularik Inc. and Watson Pharmaceuticals.



                              [PERFORMANCE GRAPH]

                             ADDITIONAL INFORMATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1993, the Company loaned Mr. Bologna, $110,350. The notes, that bear interest at 10% per annum and are unsecured but with full recourse, were due on or before December 7, 1996. The due dates of these notes were extended through December 7, 1999. At December 31, 2002, the balance including interest was $211,122. At April 1, 2003, Mr. Bologna's loan, now totaling $213,881, remains outstanding.

     In January 1999, the Company raised approximately $6.4 million, net of expenses, from the issuance and sale of Series C Convertible Preferred Stock ("Preferred Stock"). The Preferred Stock, sold to twenty-four accredited investors, has a stated value of $1,000 per share. The Preferred Stock is convertible into Common Stock at the lower of: (i) $3.50 per share of Common Stock or (ii) 100% of the average of the closing prices during the three trading days immediately preceding the conversion notice. The Preferred Stock pays a 5% dividend, payable quarterly in arrears on the last day of the quarter. In addition, each investor received warrants to purchase 35 shares of Common Stock at $3.50 per share for each $1,000 invested.

     Investors in the Preferred Stock transaction included William J. Bologna, the Company's Chairman of the Board and James J. Apostolakis, the Company's Vice Chairman of the Board who invested $250,000 each. In addition, Mr. Apostolakis was issued a warrant to purchase 100,000 shares of the Company's common stock at $4.81 per share for his assistance in the placement of the Preferred Stock. In connection with the issuance of the Preferred Stock, the Company received a note in the amount of $250,000 from Mr. Bologna. The note bore interest at 5% per annum and was due on July 28, 1999. The note was paid in January 2000 with interest through the date of payment.

     In March 2001, the Company entered into a three-year employment agreement with G. Frederick Wilkinson to serve as President and Chief Executive Officer of the Company. Pursuant to his employment agreement, Mr. Wilkinson is entitled to a base salary of $450,000 per year plus a minimum ten percent bonus. Additionally, Mr. Wilkinson was granted options to purchase 500,000 shares of the Company's Common Stock at an exercise price of $5.85 per share and warrants to purchase 350,000 shares of the Company's Common Stock at an exercise price of $8.35 per share. The options and warrants vest ratably over a four-year period. The option price was based on the Fair Market Value of the Company's Common stock on the date of grant and the warrant price was based on the Fair Market Value plus $2.50.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and any persons who own more than ten percent of a registered class of the Company's equities securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Based solely upon a review of the copies of such forms furnished to the Company, and written representations from the Company's executive officers, directors and greater than 10% beneficial shareholders, the Company believes that during the year ended December 31, 2002 all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors recommends that the Stockholders ratify the selection of Goldstein Golub Kessler LLP, as independent auditor of the Company for the current year. The selection of Goldstein Golub Kessler LLP was recommended to the Board of Directors by its Audit Committee. Goldstein Golub Kessler LLP has been the independent auditor for the Company since 1998. Representatives of Goldstein Golub Kessler LLP will be present at the annual meeting, will be given the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THIS
                                   PROPOSAL.

                                     GENERAL

     The Board of Directors of the Company knows of no other matters other than those stated in this Proxy Statement that are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such matter in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them

                                  ANNUAL REPORT

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON BEING SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002 (AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION), INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. ALL SUCH REQUESTS SHOULD BE DIRECTED TO DAVID
L. WEINBERG, VICE PRESIDENT-FINANCE AND ADMINISTRATION, 354 EISENHOWER PARKWAY, LIVINGSTON, NJ 07039.

                              STOCKHOLDER PROPOSALS

     Any proposals of stockholders intended to be included in the proxy statement in reliance on Rule 14a-8 of the Exchange Act and presented at the 2004 Annual Meeting of Stockholders must be received by the Company not later than December 16, 2003, in such form as is required by the rules and regulations promulgated by the Securities and Exchange Commission. A proposal submitted by a stockholder, outside of the process of Rule 14a-8 for the 2004 Annual Meeting of Stockholders, will not be considered timely, unless such proposal is received by the Company prior to March 1, 2004. The proxy to be solicited on behalf of the Company's Board of Directors for the 2004 Annual Meeting of Stockholders may confer discretionary authority to vote on any such proposal considered to have been received on a non-timely basis that nonetheless properly comes before the 2004 Annual Meeting.

                                         By Order of the Board of Directors

                                         /s/ Michael McGrane

                                         Michael McGrane
Date:  April 14, 2003                    Secretary

                          COLUMBIA LABORATORIES, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 2003

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          COLUMBIA LABORATORIES, INC.

The undersigned hereby appoints each of G. Frederick Wilkinson and Michael McGrane as Proxies, each with the power to appoint a substitute, to represent and to vote, with all powers the undersigned would have if personally present, all the shares of Common Stock $.01 par value per share, or, as the case may be, shares of Series B Convertible Preferred Stock, $.01 par value per share, of Columbia Laboratories, Inc. (the "Company") held of record by the undersigned on April 1, 2003 at the Company's Annual Meeting of Stockholders, to be held on May 15, 2003, or at any adjournment or adjournments thereof.

1. ELECTION OF DIRECTORS. The Board of Directors recommends a vote FOR all nominees.

       / / FOR all nominees listed below        / / WITHHOLD AUTHORITY
           (except as marked to the                 to vote for all nominees
           contrary below).                         listed below.

   -----------------------------------------------------------------------------
   (INSTRUCTIONS: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.)

   NOMINEES:
   James J. Apostolakis, Jean Carvais, M.D., Max Link, Ph.D., Denis M. O'Donnell, M.D., Selwyn P. Oskowitz, M.D., Robert C. Strauss, and G. Frederick Wilkinson.


               (CONTINUED AND TO BE SIGNED, ON THE REVERSE SIDE.)

(CONTINUED FROM OTHER SIDE)

2. Ratify the selection of Goldstein Golub Kessler LLP as independent auditors for the current year. The Board of Directors recommends a vote FOR Item 2.

             / / FOR                / / AGAINST             / / ABSTAIN


This Proxy, when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the Proxy will be voted "FOR" Items 1 and 2.


                                DATED:
                                      -----------------------------------------


                                -----------------------------------------------
                                                 (Signature)


                                -----------------------------------------------
                                           (Signature, if held jointly)

                                When shares are held jointly, each Stockholder named should sign. If only one signs, his or her signature will be binding. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the Stockholder is a corporation, the President or Vice President should sign in his or her own name, indicating title. If the Stockholder is a partnership, a partner should sign his or her own name, indicating that he or she is a "Partner."

PLEASE MARK, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY USING THE ENVELOPE PROVIDED.